Exhibit 99.1

GREAT LAKES DREDGE & DOCK CORPORATION REPORTS
FINANCIAL RESULTS FOR THE QUARTER ENDED
SEPTEMBER 30, 2006

Oak Brook, Illinois  — November 8, 2006  — Great Lakes Dredge & Dock Corporation - The largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services, reports earnings for the quarter and nine months ended September 30, 2006.

Revenues for the quarter ended September 30, 2006 were $81.7 million compared to third quarter 2005 revenues of $119.7 million.  This decrease in 2006 third quarter activity was expected given the timing of mobilizations to the Company’s new project in Bahrain and several domestic projects, dry dockings on certain vessels and the inability to work on certain beach projects due to typical environmental window restrictions during this time of the year. While contract margins were better in the current period, the Company’s gross profit margin for the quarter ended September 30, 2006 decreased to 11.6%, compared to 13.8% for the same quarter in 2005, as a result of the decrease in utilization relative to fixed costs.

The Company achieved EBITDA (as defined below) of $9.9 million for the quarter ended September 30, 2006 compared to $9.8 million for the same 2005 period.  In the third quarter of each year the Company performs its annual test for impairment of goodwill.  In 2005, Great Lakes renegotiated its compensation arrangements with the president of its demolition segment.  As a result of the  increased incentive compensation to be paid in the future, Great Lakes revised future performance expectations for this segment, and wrote down the value of goodwill and certain intangible assets related to the segment by $5.7 million, which impacted EBITDA for the 2005 quarter. There is no impairment in 2006.  Therefore, comparatively the 2006 third quarter EBITDA was reduced from the 2005 third quarter EBITDA.  This reduction in EBITDA is due to the reduction in revenue and utilization noted above.

Interest expense for the quarter ended September 30, 2006 of $5.2 million is a decrease from $6.4 million of interest expense for the same quarter in 2005. The difference is primarily due to a $1.4 million change in the mark-to-market valuation of the Company’s fixed to floating interest rate swap.

Revenues and EBITDA for the nine-month period ended September 30, 2006 were $304.2 million and $37.0 million, respectively, which compare to $313.0 million and $25.2 million for the same 2005 periods.  The increase in EBITDA for the nine months ended September 30, 2006 as compared to the nine months ended September 30, 2005 was due to both the negative impact on the 2005 period of the write down of the value of goodwill for the demolition segment as discussed above, as well as improvements in operations in 2006.

For the quarter and nine months ended September 30, 2006 there was a net loss of $1.0 million and net income of $0.5 million, respectively.  This compares to a net loss of $3.7 million and $8.9 million for the same periods of 2005.

At September 30, 2006, the Company had total debt of $251.8 million (of which $2.0 million was current), total cash and equivalents of $2.0 million, and outstanding performance letters of credit totaling $18.8 million.  At September 30, 2006, the Company had $7.5 million of revolver borrowings outstanding and $33.7 million of borrowing availability. On August 28, 2006, Great Lakes entered into an amendment of its Credit Agreement with its senior secured lenders.  This amendment increased the Company’s total leverage ratio to 5.6 to 1.0 for the four consecutive fiscal quarters ending September 30, 2006, to give the Company more flexibility to borrow under its revolver as the third quarter of 2006 was impacted by significant mobilization to domestic and foreign projects, required dry-dockings on certain vessels and the deferral of beach work due to typical environmental window restrictions. The amendment to the Credit Agreement also allowed Great Lakes to obtain a secured revolving line of credit from Wells Fargo HSBC Trade Bank pursuant to an International Letter of Credit Agreement.  The additional line of credit capacity will be used for performance and advance payment guarantees on foreign contracts including the contract recently signed in Bahrain. In September of 2006, Great Lakes entered into an amendment to its equipment loan to increase the maximum total leverage ratio to 5.6 to 1.0 for the four consecutive fiscal quarters ending September 30, 2006 and obtained a waiver under its bonding agreement of compliance with the net worth requirement for the fiscal quarter ending September 30, 2006.  Although amendments and waivers were obtained for the aforementioned covenants, at September 30, 2006, Great Lakes was in compliance with all the original financial covenants in its senior credit agreements and surety agreement.

Dredging backlog at September 30, 2006 totaled $350.3 million, which compares to $260.8 million at December 31, 2005 and $266.1 million at September 30, 2005.  Domestic bidding activity was strong in the third quarter, with contract awards totaling $306.2 million, which resulted in a larger market than the first two quarters combined.  The Company won a sizable 45.3% share of the third quarter bid market bringing its year to date share of the market to 38.7%. In addition, the Company’s September 30, 2006 recorded backlog does not reflect approximately $230 million of low bids pending award and other options pending on projects currently in backlog, including approximately $156 million for the second phase of the Diyaar contract in Bahrain.  Demolition services backlog was $20.1 million, compared to $17.4 million at December 31, 2005 and $19.0 million at September 30, 2005.

EBITDA, as provided herein, represents net income (loss), adjusted for net interest expense, income taxes, depreciation and amortization expense. The Company presents EBITDA as an additional measure by which to evaluate the Company’s operating trends.  The Company believes that EBITDA is a measure frequently used to evaluate performance of companies with substantial leverage and that all of its primary stakeholders (i.e. its bondholders, banks and investors) use EBITDA to evaluate the Company’s period to period performance.   Additionally, management believes that EBITDA provides a transparent measure of the Company’s recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, EBITDA is the measure the Company uses to assess performance for purposes of determining compensation under its incentive plan.  EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity.  As such, the Company’s use of EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of interest expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business.  For these reasons, the Company uses operating income to measure its operating performance and uses EBITDA only as a supplement.  EBITDA is reconciled to net income (loss) in the table of financial results.

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations, averaging 16% of its revenues over the last three years.  Great Lakes is a leader in each of the U.S. markets in which it competes: capital, maintenance and beach nourishment dredging.  Great Lakes also owns an 85% interest in North American Site Developers, Inc., one of the largest U.S. providers of commercial and industrial demolition services. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction. Great Lakes has a 116-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the industry, comprising over 180 specialized vessels.

The matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Certain forward-looking statements can be identified by the use of forward-looking terminology, such as ‘believes’, ‘expects’, ‘may’, ‘will’, ‘could’, ‘should’, ‘seeks’, ‘approximately’, ‘intends’, ‘plans’, ‘estimates’, or ‘anticipates’, or the negative thereof or other comparable terminology, or by discussions of strategy, plans or intentions.  In particular, any statements, express or implied, concerning future operating results or ability to generate revenues, income or cash flow to service debt are forward-looking statements.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These include risks associated with Great Lakes’ substantial leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations. In light of these and other uncertainties, the inclusion of forward-looking statements in this news release should not be regarded as a representation by Great Lakes that Great Lakes’ plans and objectives will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Great Lakes assumes no obligation to update information contained in this news release.

Results for the quarters and nine months ended September 30, 2006 and 2005 were:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)

Revenues	$81.7	$119.7	$304.2	$313.0

Gross profit	$9.4	$16.6	$38.6	$35.0

General and administrative	(6.3)	(7.5)	(20.7)	(21.2)
Amortization of intangible assets	(0.0)	(0.2)	(0.2)	(0.6)
Impairment of intangible assets	—	(5.7)	—	(5.7)
Subpoena-related expenses	(0.2)	(0.5)	(0.6)	(2.3)

Operating income	$2.9	$2.7	$17.1	$5.2

Net income (loss)	$(1.0)	$(3.7)	$0.5	$(8.9)

Adjusted for:
Interest expense, net	5.2	6.4	17.4	17.3
Income tax expense (benefit)	(0.5)	0.9	0.4	(1.7)
Depreciation and amortization	6.2	6.2	18.7	18.5

EBITDA	$9.9	$9.8	$37.0	$25.2

Net cash flows from operating activities	$3.9	$11.8	$21.3	$8.6

The company conducts a quarterly conference call, which is accessible to all investors and other interested parties.  The conference call will be held on Friday, November 10, 2006 at 10:00 a.m. C.S.T.  The call in number is 800-946-0783 and the conference identification code is 2049715.  The conference call will be available by replay for two weeks, by calling 888-203-1112 and providing passcode 2049715.